Exhibit 4.5

November 16, 2012

British Columbia Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

New Brunswick Securities Commission

Nova Scotia Securities Commission

Superintendent of Securities, Prince Edward Island

Securities Commission of Newfoundland and Labrador

Superintendent of Securities, Northwest Territories

Superintendent of Securities, Yukon Territory

Superintendent of Securities, Nunavut

Dear Sirs/Mesdames:

Re:	The Toronto-Dominion Bank (the “Bank”)

We refer to the Short Form Base Shelf Prospectus of the Bank dated November 16, 2012 relating to the offering of up to $10,000,000,000 Debt Securities (subordinated indebtedness), Common Shares, Class A First Preferred Shares, Warrants to Purchase Preferred Shares and Subscription Receipts (the “Prospectus”).

We consent to being named in the Prospectus and to the use, through incorporation by reference in the Prospectus, of our report dated November 30, 2011 to the shareholders of the Bank on the following consolidated financial statements:

•	Consolidated balance sheet as at October 31, 2011 and 2010; and

•	Consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for the two years then ended.

We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audits of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

/s/ Ernst & Young LLP

Chartered Accountants

Licensed Public Accountants